UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2018

SANDRIDGE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33784	20-8084793
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

123 Robert S. Kerr Avenue Oklahoma City, Oklahoma		73102 (Zip Code)

Registrant’s Telephone Number, including Area Code: (405) 429-5500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Mr. Genova and Appointment of Mr. Bennett as Chairman

On April 16, 2018, John V. Genova notified the Board of Directors of SandRidge Energy, Inc. (the “Company”) that he would retire from his position as a director of the Company, effective as of April 18, 2018. On April 18, 2018, Company announced via press release that Michael L. Bennett, who has served on the board of directors of the Company (the “Board”) since October 2016, has been appointed Chairman of the Board, effective upon Mr. Genova’s retirement. A copy of the press release issued by the Company is filed herewith as Exhibit 99.1 and is incorporated into this Item 5.02 by reference in its entirety.

Mr. Genova’s retirement from the Board is not due to any disagreement with the Company.

Appointment of Mr. Beer as Director

The Company also announced the Board’s appointment, upon recommendation of its Nominating and Governance Committee, of Kenneth H. Beer as a new director on April 18, 2018, filling the vacancy following Mr. Genova’s retirement. The Board affirmatively determined that Mr. Beer is an “independent” director under the rules of the Securities and Exchange Commission and the New York Stock Exchange. There are no arrangements or understandings between Mr. Beer and any other person pursuant to which Mr. Beer was appointed to the Board, and there are no relationships between Mr. Beer and the Company that would require disclosure under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

The Company will enter into an indemnification agreement with Mr. Beer, which indemnification agreement is materially consistent with the Form of Indemnification Agreement for Directors and Officers, which was filed with the Commission on October 7, 2016 as Exhibit 10.9 to the Company’s Current Report on Form 8-K. The indemnification agreement generally requires the Company to (i) indemnify Mr. Beer to the fullest extent permitted under Delaware law against liabilities that may arise by reason of his service to the Company and (ii) advance expenses reasonably incurred as a result of any proceeding against him as to which he could be indemnified.

Mr. Beer will receive the same compensation for service on the Board as the other non-employee directors. The current compensation program for the Company’s non-employee directors not serving as Chairman of the Board or Chairman of the Audit Committee consists of a quarterly cash retainer of $23,500 and an annual grant of restricted stock with an aggregate grant date fair value of $141,000. Shares of restricted stock granted to non-employee directors vest in one-third increments on each of the first three anniversaries of the grant date, unless otherwise accelerated. Any compensation paid to Mr. Beer in 2018 will be prorated from the date of his appointment.

Mr. Beer, 60, currently serves, and has served since January 2011, as the Executive Vice President and Chief Financial Officer of Stone Energy Corporation (NYSE: SGY), prior to which he served as the Senior Vice President and Chief Financial Officer of Stone Energy Corporation from August 2005 to January 2011. From 1992 to July 2005, Mr. Beer held various positions at the investment banking firm Johnson Rice & Company, including as a partner, a director of equity research and a senior energy analyst. Mr. Beer joined Johnson Rice & Company from Howard Weil, where he worked from 1986 to 1992 as an energy analyst and an investment banker. His prior experience also includes time at Wood Mackenzie/Gintel and Boston Consulting Group. Additionally, Mr. Beer has previously served on the board of directors of International Shipholding (NYSE: ISH), including on its audit (chairman), compensation (chairman) and governance committees, and he currently serves as a board member of certain private entities.

Changes in Committee Composition

In connection with Mr. Genova’s retirement from and Mr. Beer’s appointment to the Board, the Board made several changes to the composition of its Committees. The Board appointed Mr. Bennett as Mr. Genova’s replacement as Chairman of the Nominating and Governance Committee. Mr. Bennett remains a member of the Compensation Committee and the Board appointed director Sylvia Barnes as Chairman of the Compensation Committee. The Board appointed Mr. Beer to serve with Mr. Bennett as the other member of the Nominating and Governance Committee and to serve as the third member of the Audit Committee, together with Ms. Barnes and David Kornder, who serves as the Audit Committee Chairman.

Item 8.01.	Other Events.

The press release issued by the Company on April 18, 2018, also announces, among other things, the Board’s recommendation that the stockholders of the Company elect the Company’s director nominees at the Company’s 2018 annual meeting of stockholders and that the Board will evaluate Mr. Icahn’s candidates and consider qualified, independent candidates that share the Board’s focus on maximizing value and representing the best interests of all stockholders. A copy of the press release issued by the Company is filed herewith as Exhibit 99.1 and is incorporated herein by reference in its entirety.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release of SandRidge Energy, Inc. dated April 18, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SANDRIDGE ENERGY, INC.
(Registrant)

Date: April 19, 2018	By:	/s/ Philip T. Warman
Philip T. Warman
Executive Vice President, General Counsel and Corporate Secretary